Exhibit 99.1

DURECT Corporation Appoints Peter Langecker Chief Medical Officer

Cupertino, CA

May 2, 2006

DURECT Corporation (NASDAQ: DRRX), an emerging specialty pharmaceuticals company, announced today that Peter J. Langecker, M.D., Ph.D. has joined the Company as Chief Medical Officer.

“DURECT is committed to diligently moving its products through the clinical development stages. Further to that objective, we are very fortunate to have Dr. Langecker join us with his expertise in clinical trial design, execution, and analysis as our pipeline progresses into later stages of development and as we focus on development of products for which we will retain commercialization rights,” said James E. Brown, DVM, President and CEO of DURECT.

Dr. Langecker joins us from Intarcia Therapeutics, Inc. where he served as Chief Medical Officer and Vice President Clinical Affairs. He received his doctorate in medical sciences from the Ludwig-Maximilians University in Munich. He trained in hematology and oncology and has extensive experience in developing drugs and biological products in both Europe and the United States. Dr. Langecker was formerly based in Switzerland where he developed a variety of products for Novartis. He came to the U.S. as a Director in Clinical Research for Schering- Plough and as Vice President, Clinical Research for Coulter Pharmaceuticals. More recently he served as Vice President of Clinical Affairs for SUGEN, Inc. until its merger with Pharmacia & Upjohn. Dr. Langecker has also served as a Director for Xcyte Therapies based in Seattle, WA.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. Additional information about DURECT is available at www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development and future clinical trial plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to successfully design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K filed with the SEC on March 16, 2006 under the heading “Risk Factors.”

CONTACT:    Schond L. Greenway,    Vice President,    Investor Relations and Strategic Planning of DURECT Corporation,    +1-408-777-1417